Exhibit 99.1

For release:  November 5, 2013

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Third Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA), the nation's oldest publicly traded senior health care company, today announced net income available to common shareholders for the quarter ended September 30, 2013 of $17,710,000 compared to $15,029,000 for the quarter ended September 30, 2012, an increase of 17.8%.  Net income was $1.28 per common share basic for the quarter ended September 30, 2013 compared to $1.08 per common share basic for the quarter ended September 30, 2012.

Revenues for the three months ended September 30, 2013 totaled $195,772,000 compared to $189,307,000 for the same three months of 2012, an increase of 3.4% despite the automatic 2% cuts known as "sequestration" that began on April 1, 2013 for Medicare providers.

Operating results for the third quarter of 2013 compared to the same quarter last year were favorably impacted by a gain on the recovery of notes receivable in the amount of $5,454,000 (approximately $3,327,000 after income taxes), as well as an improved patient mix, and continued efforts to reduce expenses in our skilled nursing facilities.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 68 skilled nursing centers with 8,803 beds.  NHC affiliates also operate 38 homecare programs, five independent living centers and 15 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.  The reference to our website is not intended to incorporate our website into this press release.

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NHC Reports Third Quarter Earnings

Interim Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
Revenues:	2013	2012	2013	2012
Net patient revenues	$ 182,966	$ 175,361	$ 539,797	$ 525,211
Other revenues	12,806	13,946	42,364	41,814
Net operating revenues	195,772	189,307	582,161	567,025

Costs and Expenses:
Salaries, wages and benefits	113,739	106,844	330,160	318,028
Other operating	45,752	48,519	148,891	149,271
Facility rent	9,889	9,813	29,627	29,507
Depreciation and amortization	7,045	7,402	20,973	22,168
Interest	82	119	248	345
Total costs and expenses	176,507	172,697	529,899	519,319

Income Before Non-Operating Income	19,265	16,610	52,262	47,706
Non-Operating Income	11,171	6,771	24,421	18,546

Income Before Income Taxes	30,436	23,381	76,683	66,252
Income Tax Provision	(10,559)	(6,185)	(28,659)	(22,847)

Net Income	19,877	17,196	48,024	43,405

Dividends to Preferred Stockholders	(2,167)	(2,167)	(6,503)	(6,503)

Net Income Available to Common Stockholders	$ 17,710	$ 15,029	$ 41,521	$ 36,902

Earnings Per Common Share
Basic	$ 1.28	$ 1.08	$ 3.00	$ 2.67
Diluted	$ 1.19	$ 1.04	$ 2.88	$ 2.62

Weighted average common shares outstanding
Basic	13,820,449	13,852,403	13,832,706	13,846,022
Diluted	16,686,915	16,605,285	16,701,491	16,578,535

Balance Sheet Data
(unaudited, in thousands)	Sept. 30	Dec. 31
	2013	2012
Cash and marketable securities	$ 196,609	$ 173,951
Restricted cash and marketable securities	154,010	146,770
Current assets	439,916	417,245
Property and equipment, net	454,914	420,907
Total assets	975,972	924,700
Current liabilities	255,922	228,761
Long-term debt	10,000	10,000
Stockholders' equity	679,656	656,148

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NHC Reports Third Quarter Earnings

Selected Operating Statistics
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Per Diems:
Medicare	$ 430.55	$ 431.06	$ 427.32	$ 428.71
Managed Care	$ 406.76	$ 411.52	$ 406.13	$ 408.02
Medicaid	$ 164.35	$ 160.24	$ 164.28	$ 158.73
Private Pay and Other	$ 209.01	$ 192.93	$ 202.21	$ 192.24

Patient Days:
Medicare	118,627	116,593	360,566	360,761
Managed Care	37,384	32,471	108,187	91,414
Medicaid	275,596	271,674	790,482	818,744
Private Pay and Other	154,329	153,217	445,766	448,962
	585,936	573,955	1,705,001	1,719,881

Average Per Diem	$ 245.47	$ 238.20	$ 245.17	$ 237.36